Exhibit 99.1

NEWS RELEASE

1590 Reed Road, Pennington, NJ 08534    609.730.0400

Ocean Power Technologies Announces Results for the Fiscal Fourth Quarter and Full Year Ended April 30, 2016

Second PB3 PowerBuoy Deployed off the Coast of New Jersey

Advancing toward Commercialization with First Commercial Agreement

Signed Demonstrations with National Data Buy Center and Wildlife Conservation Society

PENNINGTON, N.J., July 15, 2016 (GLOBE NEWSWIRE) -- Ocean Power Technologies, Inc. (Nasdaq: OPTT) ("OPT" or the “Company") today announced financial results for its fiscal 2016 fourth quarter and full year ended April 30, 2016 ("fiscal 2016").

George H. Kirby, President and Chief Executive of OPT, commented, "As we begin fiscal 2017, we continue to take important steps toward our commercialization efforts. This week we announced the deployment of our second PB3 off of the coast of New Jersey, which is our intended commercial PowerBuoy and includes a number of enhancements from our earlier PowerBuoy designs. In June, we announced our agreement with MES which includes our first commercial PB3 PowerBuoy lease. We also redeployed the PB3-A1 off of the coast of New Jersey with a payload from the National Data Buoy Center, which we believe will show multiple stakeholders the benefit of persistent power and communications through our integrated PowerBuoy solution. Additionally, this deployment includes a Wildlife Conservation Society (WCS) sensor that will provide WCS with invaluable data concerning the viability of our PB3 PowerBuoy for their applications of interest. While these deployments focus initially on the ocean observing market, we believe that other markets such as oil and gas, security and defense, communications, and offshore wind will derive significant benefits from our PB3 PowerBuoy power and communications solution as well."

Results for Fiscal Fourth Quarter Ended April 30, 2016

For the three months ended April 30, 2016, OPT reported revenue of $0.1 million, as compared to revenue of $0.5 million for the three months ended April 30, 2015. Revenue in both periods was primarily related to the Company’s projects with MES, with fiscal 2016 revenue related to an autonomous PB3 PowerBuoy project, and with fiscal 2015 revenue being related to a utility-scale project. The decrease in revenues is consistent with our strategic pivot refocusing our product development efforts on autonomous PowerBuoys and our deliberate decision to transition toward commercial revenues.

Ocean Power Technologies Announces Results for the Fiscal Fourth Quarter and Full Year Ended April 30, 2016

The Company reported a net loss of $4.0 million for the three months ended April 30, 2016 compared with a loss of $3.3 million for the three months ended April 30, 2015. Fiscal 2016 fourth quarter loss included a charge of $1.1 million related to the pending settlement of the class action securities litigation. In addition, fiscal 2015 fourth quarter reflected higher gross profit due to a change in project costs related to a MES utility-focused contract which has been suspended. In fiscal 2016 fourth quarter, product development costs and selling, general and administrative expenses were lower. Product development costs in fiscal 2015 fourth quarter were higher due to costs incurred related to our former utility-scale PB40 PowerBuoy as well as a prototype PB3 PowerBuoy versus the Company’s fiscal 2016 fourth quarter focus on development of our commercial PB3 PowerBuoy. Selling, general and administrative expenses were lower in fiscal 2016 fourth quarter in part due to reduced consulting, patent amortization and legal costs.

Results for Year Ended April 30, 2016

For fiscal 2016, OPT reported revenue of $0.7 million, as compared to revenue of $4.1 million for fiscal 2015. The decrease in revenue is primarily related to decreased billable work for revenue producing work in fiscal 2016.

For fiscal 2016, the Company reported a net loss of $13.1 million, as compared to a net loss of $13.2 million for fiscal 2015. The change in net loss reflects lower revenues and higher product development costs in fiscal 2016, offset in part by increased tax benefits and lower selling, general and administrative costs. Fiscal 2016 also reflects a provision for the settlement of the class action securities litigation. Selling, general and administrative expenses in fiscal 2016 were lower than fiscal 2015 due in part to reduced consulting, site development and patent amortization costs.

Balance Sheet and Available Cash

As of April 30, 2016, the Company’s total cash, cash equivalents, and marketable securities were $6.8 million, down from $17.4 million on April 30, 2015. On April 30, 2016, restricted cash was $0.3 million, compared with $0.5 million as of April 30, 2015. The cash used in operating activities of $10.9 million in fiscal 2016 represented a decrease compared to $17.2 million used in fiscal 2015, which included the return by the Company of $4.7 million to the Australian Renewable Energy Agency (ARENA), for a now-terminated project in Australia in fiscal 2015.

Ocean Power Technologies Announces Results for the Fiscal Fourth Quarter and Full Year Ended April 30, 2016

Conclusion

Mr. Kirby concluded, “I am excited as we advance our commercialization strategy, as we discuss new opportunities with potential customers, and as we actively look for additional financing to fund our future operations. I believe our PowerBuoy represents a more cost-effective alternative for existing solutions and a disruptive solution for new applications requiring remote offshore power and real-time data communications.”

Conference Call Details

The Company will host a conference call and webcast to review financial and operating results on Tuesday, July 19, 2016 at 10:30 a.m. Eastern Daylight Time. Please call (844) 864-2538 (toll free in the U.S.) or (562) 350-0773 (for international callers); pass code is 51225889. Additionally, investors may also access the webcast by visiting the Company's website at www.oceanpowertechnologies.com and clicking on the Investor Relations tab. Recorded replays of the conference call will be available on the Company's website and by telephone at (855) 859-2056 (toll free in the U.S.) or (404) 537-3406 (for international callers), replay pass code 51225889, beginning at 11:30 p.m. Eastern Daylight Time on July 19, 2016.

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (Nasdaq: OPTT) is a pioneer in renewable wave-energy technology that converts ocean wave energy into electricity. OPT's proprietary PowerBuoy® technology is based on a modular design. OPT specializes in cost-effective and environmentally sound ocean wave-based power generation and management technology.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Ocean Power Technologies Announces Results for the Fiscal Fourth Quarter and Full Year Ended April 30, 2016

Company Contact:

Mark A. Featherstone	Phone:
Chief Financial Officer	609-730-0400

Investor Relations Contact:

Andrew Barwicki	Phone:
Barwicki Investor Relations, Inc.	516-662-9461

FINANCIAL TABLES FOLLOW.

Additional information may be found in the Company's Annual Report on Form 10-K that has been filed with the U.S. Securities and Exchange Commission ("SEC"). The Form 10-K may be accessed at www.sec.gov or at the Company's website in the Investor Relations section.

Ocean Power Technologies Announces Results for the Fiscal Fourth Quarter and Full Year Ended April 30, 2016

OCEAN POWER TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	April 30,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$6,729,814	$17,335,734
Marketable securities	75,000	75,000
Restricted cash	299,543	438,561
Accounts receivable	—	103,470
Unbilled receivables	37,465	81,658
Litigation receivable	2,500,000	—
Other current assets	116,805	186,641
Total current assets	9,758,627	18,221,064
Property and equipment, net	273,049	263,898
Restricted cash	—	50,000
Other noncurrent assets	319,450	335,924
Total assets	$10,351,126	$18,870,886
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$372,700	$352,827
Accrued expenses	2,674,841	2,507,119
Litigation payable	3,000,000	—
Unearned revenue	39,146	—
Current portion of long-term debt and capital lease obligation	81,541	100,000
Total current liabilities	6,168,228	2,959,946
Long-term debt and capital lease obligations	54,567	50,000
Deferred credits payable-noncurrent	600,000	600,000
Total liabilities	6,822,795	3,609,946
Commitments and contingencies
Ocean Power Technologies, Inc. Stockholders’ equity[1]:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 50,000,000 shares, issued 2,352,100 and 1,838,720 shares, respectively	2,352	1,839
Treasury stock, at cost; 6,894 and 3,865 shares, respectively	(137,766)	(132,016)
Additional paid-in capital	181,670,121	180,803,339
Accumulated deficit	(177,884,011)	(164,755,055)
Accumulated other comprehensive loss	(122,365)	(229,915)
Total Ocean Power Technologies, Inc. stockholders’ equity	3,528,331	15,688,192
Noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd	—	(427,252)
Total equity	3,528,331	15,260,940
Total liabilities and stockholders’ equity	$10,351,126	$18,870,886

(1) Common Stock, Treasury Stock, Additional Paid-In Capital and share data at April 30, 2015, has been adjusted retroactively to reflect a 1-for-10 reverse stock split effective October 27, 2015.

Ocean Power Technologies Announces Results for the Fiscal Fourth Quarter and Full Year Ended April 30, 2016

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 30, 2016	April 30, 2015	April 30, 2016	April 30, 2015
Revenues	$99,539	$488,597	704,820	$4,105,424
Cost of revenues	62,588	327,057	667,869	4,671,403
Gross profit	36,951	161,540	36,951	(565,979)
Operating expenses:
Product development costs	1,638,383	1,922,328	7,050,828	4,149,388
Selling, general and administrative costs	1,328,148	1,782,641	6,747,506	9,571,193
Litigation settlement	1,096,600	-	1,096,600	-
Total operating expenses	4,063,131	3,704,969	14,894,934	13,720,581
Operating loss	(4,026,180)	(3,543,429)	(14,857,983)	(14,286,560)
Interest (expense) income	(2,421)	16,769	7,542	(31,634)
Other income	824	234,432	240,637	419,432
Foreign exchange (loss) gain	45,592	5,132	(148,674)	(462,777)
Loss before income taxes	(3,982,185)	(3,287,096)	(14,758,478)	(14,361,539)
Income tax benefit	-	-	1,674,862	1,137,872
Net loss	(3,982,185)	(3,287,096)	(13,083,616)	(13,223,667)
Less: Net loss (gain) attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd.	-	10,961	(45,340)	109,115
Net loss attributable to Ocean Power Technologies, Inc.	$(3,982,185)	$(3,276,135)	(13,128,956)	$(13,114,552)
Basic and diluted net loss per share	$(2.08)	$(1.87)	(7.25)	$(7.50)
Weighted average shares used to compute basic and diluted net loss per share	1,911,968	1,750,827	1,810,173	1,749,055

Ocean Power Technologies Announces Results for the Fiscal Fourth Quarter and Full Year Ended April 30, 2016

OCEAN POWER TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended April 30,
	2016	2015

Cash flows from operating activities:
Net loss	$(13,083,616)	$(13,223,667)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss	148,674	462,777
Depreciation and amortization	111,714	965,156
Loss on disposals of property, plant and equipment	1,885	3,703
Compensation expense related to stock option grants and restricted stock	336,342	332,593
Common Stock Issuance in settlement of lawsuit	596,600	—
Changes in operating assets and liabilities:
Accounts receivable	103,470	205,261
Litigation receivable	(2,500,000)
Unbilled receivables	44,193	(44,248)
Other assets	74,641	339,460
Accounts payable	21,745	(144,791)
Litigation payable	3,000,000	—
Accrued expenses	174,927	(368,970)
Advance payment received from customer	—	(4,709,055)
Unearned revenues	39,146	(992,447)
Net cash used in operating activities	(10,930,279)	(17,174,228)
Cash flows from investing activities:
Purchases of marketable securities	—	(13,821,959)
Maturities of marketable securities	—	28,240,840
Restricted cash	139,018	6,828,896
Purchases of equipment	(24,144)	(76,390)
Net cash provided by investing activities	114,874	21,171,387
Cash flows from financing activities:
Repayment of debt	(62,519)	(100,000)
Proceeds from the sale of common stock, net of costs	288,941	650
Acquisition of treasury stock	(5,750)	(1,309)
Net cash (used in) provided by financing activities	220,672	(100,659)
Effect of exchange rate changes on cash and cash equivalents	(11,187)	(419,425)
Net (decrease) increase in cash and cash equivalents	(10,605,920)	3,477,075
Cash and cash equivalents, beginning of period	17,335,734	13,858,659
Cash and cash equivalents, end of period	$6,729,814	$17,335,734
Supplemental disclosure of noncash investing and financing activities:
Capitalized purchases of equipment financed through accounts payable and accrued expenses	$98,627	11,200